Press Release
July 22, 2008

Ralph Muse, ex Booz Allen Hamilton Principal and Nextnet Wireless CEO, joins AtlasTG as CEO

Redmond, WA - Atlas Technology Group, Inc. (Symbol - ATYG.OB) is pleased to announce the appointment of Mr. Ralph B. Muse as the company’s new Chief Executive Officer, effective July 21, 2008.

Mr. Muse’s career has included building and operating multiple successful businesses on an international scale. These businesses have included executive positions with GE, ABB, Cabletron Systems, and Booz Allen Hamilton.

Mr. Muse has raised over $1 Billion in equity financing

Some highlights of Mr. Muses’s career include:

-	SR VP and GM Ion Geophysical Inc. Managed turnaround of $270 million revenue Land Imaging Systems Division

-	President and CEO, Nexrnet Wireless, Inc., Minneapolis, MN

-	EVP of Metricom, Inc. (a Vulcan Northwest investment)., Los Gatos, CA Secured $600 million in new equity for nation wide deployment of Ricochet wireless mobile data technology

-	President, CSI ZeitNet, Inc., Santa Clara, CA , a $142 million acquisition of Cabletron-Systems, Inc.

-	President, Kenetech Corp., San Francisco, CA, a $350 million revenue and world’s largest manufacturer of wind turbines with 1,175 employees

-	Principal, Booz Allen Hamilton, Inc., Dallas TX

Ralph Muse states, “This is a natural fit between myself and AtlasTG, and the timing is ideal. I am a ‘hands-on’ builder of companies. I believe that AtlasTG can be another very successful company on an international scale, and I look forward to leading the development and execution of strategic and tactical business plans; work effectively with members of the Board, security analysts, shareholders and prospective investors; foster development and effectiveness of internal team resources; and raise significant investment capital. I am looking forward to the opportunity.”

Peter Jacobson, interim CEO of AtlasTG states: “After an extensive CEO search, we are all especially excited to have Ralph Muse coming on board. Given his successful and proven track record, in IT, finance, sales, and building very successful companies, we look forward to the future”. Mr. Jacobson will remain as a member of the AtlasTG Board.

About AtlasTG: AtlasTG provides outsourced application software support services for clients with large information technology functions worldwide. The company specializes in remotely supporting custom-built applications and networks using proprietary process, monitoring, and management systems. The company operates data and support service centers in Redmond, WA, Gzira, Malta, and Wellington, New Zealand
For more information: www.atlastg.com

Contact:

Peter Jacobson
(949)274-3633
peterj@atlastg.com

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor there any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.